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                               Cytyc Corporation
                                 Exhibit 11.1
       Statement  of Computation of Weighted Average Shares Outstanding

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

                                                                                 For the three months ended March 31,

                                                                                      1996                  1997
                                                                                 --------------        --------------

Weighted average Common Stock outstanding during the period (1)                    10,879,887             15,717,51

                                                                                 --------------        --------------
                                                                                   10,879,887             15,717,51
                                                                                 ==============        ==============

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    (1) On March 8, 1996 the Company sold through an underwritten initial public offering, 3,000,000 shares of its Common Stock at a price to the public of $16.00 per share. Upon the closing of the Company's initial public offering, all then outstanding shares of the Convertible Preferred Stock were converted into 9,778,326 shares of Common Stock. On April 4, 1996, the underwriters of the Company's initial public offering exercised their over-allotment option in full to purchase an additional 450,000 shares of the Company's Common Stock at a price to the public of $16.00 per share.

    On February 6, 1997, the Company sold through an underwritten follow-on public offering 2,650,000 shares of Common Stock at a price to the public of $23.50 per share, and certain existing shareholders sold 1,000,000 shares of Common Stock. On February 20, 1997, the underwriters exercised their over-allotment option in full to purchase an additional 547,500 shares of the Company's Common Stock at a price to the public of $23.50 per share.